As filed with the Securities and Exchange Commission on October 18, 2018.

Registration Statement No. 333-227474

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective

Amendment No. 1

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PHASEBIO PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	2834	03-0375697
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1 Great Valley Parkway, Suite 30

Malvern, Pennsylvania 19355

(610) 981-6500

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jonathan P. Mow

Chief Executive Officer

PhaseBio Pharmaceuticals, Inc.

Regus Del Mar

12707 High Bluff Drive

Suite 200

San Diego, CA 92130

(610) 981-6500

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Christian E. Plaza Darren K. DeStefano Madison A. Jones Cooley LLP 11951 Freedom Drive Reston, Virginia 20190 (703) 456-8000	Edwin M. O’Connor Seo Salimi Goodwin Procter LLP 620 Eighth Avenue New York, New York 10018 (212) 813-8800

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☒ (333-227474)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer ☐	Accelerated Filer ☐	Non-accelerated Filer ☒	Smaller Reporting Company ☐
Emerging Growth Company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☒

This post-effective amendment shall become effective upon filing in accordance with Rule 462(d) promulgated under the Securities Act of 1933, as amended.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 to Registration Statement on Form S-1 (File No. 333-227474) is filed pursuant to Rule 462(d) solely to add an updated Exhibit 5.1 with respect to such Registration Statement.

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

Description of document

5.1	Opinion of Cooley LLP.

23.2	Consent of Cooley LLP. Reference is made to Exhibit 5.1.

24.1	Power of Attorney (included on the signature page of the Registration Statement on Form S-1 (File No. 333-227474), as amended, filed with the Commission on September 21, 2018 and incorporated herein by reference).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Malvern, Pennsylvania, on the 18th day of October, 2018.

PHASEBIO PHARMACEUTICALS, INC.

By:	/s/ Jonathan P. Mow
Jonathan P. Mow
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jonathan P. Mow Jonathan P. Mow	Chief Executive Officer and Director (Principal Executive Officer)	October 18, 2018

/s/ John Sharp John Sharp	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	October 18, 2018

* Clay B. Thorp	Chairman of the Board of Directors	October 18, 2018

* Nancy J. Hutson, Ph.D.	Director	October 18, 2018

* Peter Justin Klein, M.D., J.D.	Director	October 18, 2018

* Caroline Loewy	Director	October 18, 2018

* Bibhash Mukhopadhyay, Ph.D.	Director	October 18, 2018

* Linda Tufts	Director	October 18, 2018

*By:	/s/ Jonathan P. Mow
Jonathan P. Mow
Attorney-in-fact